Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin Chairman, President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Senior Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel (212) 355-4449 ext. 127 occ-jfwbk@joelefrank.com	Aaron Palash (212) 355-4449 ext. 103 occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL THIRD QUARTER 2011 FINANCIAL RESULTS

OCC Achieves Second Highest Quarterly Net Sales in Company’s History

ROANOKE, VA, September 12, 2011 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal third quarter ended July 31, 2011 and for the nine months ended July 31, 2011.

OCC achieved consolidated net sales of $18.8 million during the third quarter of fiscal year 2011, only $5,000 less than the Company’s record quarterly net sales achieved in the third quarter of fiscal year 2010.

For the nine months ended July 31, 2011, OCC achieved a 9.4% increase in net sales and a 13.8% increase in gross profit compared to the same nine month period in fiscal year 2010.

Third Quarter 2011 Financial Results

In addition to nearly matching OCC’s record for quarterly net sales, the Company’s consolidated net sales of $18.8 million for the third quarter of fiscal year 2011 increased sequentially by 9.3% compared to consolidated net sales of $17.2 million during the second quarter of fiscal year 2011.

Optical Cable Corp. – Third Quarter 2011 Earnings Release

Net sales to customers located in the United States increased 12.3% in the third quarter of fiscal year 2011 compared to the same period last year, while net sales to customers located outside of the United States decreased 27.3%.

Gross profit decreased 4.4% to $6.5 million in the third quarter of fiscal 2011, compared to $6.8 million in the third quarter of fiscal 2010. Gross profit margin, or gross profit as a percentage of net sales, decreased to 34.7% in the third quarter of fiscal 2011 from 36.2% in the third quarter of fiscal year 2010.

OCC recorded net income attributable to the Company of $118,000 or $0.02 per basic and diluted share, for the third quarter of fiscal year 2011, compared to net income of $575,000, or $0.09 per basic and diluted share, for the same period last year.

Fiscal Year-to-Date 2011 Financial Results

Consolidated net sales for the first nine months of fiscal year 2011 increased 9.4% to $53.7 million, compared to net sales of $49.0 million for the same period last year. Net sales growth during the first nine months of fiscal year 2011 was achieved over a broad customer base and product mix, with notable increases in the Company’s specialty markets.

Net sales to customers located in the United States increased 15.8% in the first nine months of fiscal 2011 compared to the same period last year, while net sales to customers located outside of the United States decreased 6.6%.

Gross profit increased 13.8% to $18.9 million for the first nine months of fiscal year 2011, compared to $16.6 million for the same period in fiscal 2010. Gross profit margin for the first nine months of fiscal year 2011 increased to 35.2% compared to 33.8% for the first nine months of fiscal year 2010.

For the first nine months of fiscal year 2011, OCC recorded net income attributable to the Company of $430,000, or $0.07 per basic and diluted share, compared to a net loss attributable to the Company of $7.2 million, or $1.21 per basic and diluted share, for the first nine months of fiscal year 2010.

The Company generated positive cash flow from operating activities—with net cash provided by operating activities of $966,000 in the first nine months of fiscal year 2011. OCC also entered into a binding letter of renewal with SunTrust Bank during the third quarter of fiscal 2011, extending the maturity date of the Company’s revolving credit facility to May 31, 2013.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said “During this period of continued economic weakness and uncertainty, we are pleased to have delivered near record quarterly net sales in our third quarter. Our results reflect the success of our enhanced product offerings and our ongoing efforts to maintain operational excellence while controlling expenses across OCC.”

Optical Cable Corp. – Third Quarter 2011 Earnings Release

Mr. Wilkin added, “OCC’s balance sheet is strong and we’ve taken further steps to enhance OCC’s financial flexibility. During the third quarter, we entered into a binding letter of renewal with SunTrust Bank to extend the maturity date of our revolving credit facility from May 31, 2012 to May 31, 2013. We look forward to building on our positive momentum as we continue rolling out new products and executing our growth strategy to create value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call later today at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through September 19, 2011 by dialing (800) 642-1687 or (706) 645-9291, pass code 98511135. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and other cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its military and harsh environment connectivity products and systems at its Dallas facility which is ISO 9001:2008 registered and MIL-STD-790F certified.

Optical Cable Corp. – Third Quarter 2011 Earnings Release

Optical Cable Corporation, OCC®, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC is available on the Internet at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2011 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2011	2010	2011	2010

Net sales	$18,775	$18,779	$53,672	$49,042
Cost of goods sold	12,266	11,972	34,795	32,449

Gross profit	6,509	6,807	18,877	16,593

SG&A expenses	6,228	5,999	18,288	18,240
Royalty income, net	(247)	(315)	(645)	(925)
Amortization of intangible assets	108	147	323	440
Impairment of goodwill	—	—	—	6,246

Income (loss) from operations	420	976	911	(7,408)

Interest expense, net	(146)	(159)	(474)	(384)
Other, net	(22)	(1)	14	67

Other expense, net	(168)	(160)	(460)	(317)

Income (loss) before income taxes	252	816	451	(7,725)

Income tax expense (benefit)	178	282	175	(363)

Net income (loss)	$74	$534	$276	$(7,362)

Net loss attributable to noncontrolling Interest	(44)	(41)	(154)	(155)

Net income (loss) attributable to OCC	$118	$575	$430	$(7,207)

Net income (loss) attributable to OCC per share: Basic and diluted	$0.02	$0.09	$0.07	$(1.21)

Weighted average shares outstanding: Basic and diluted	6,391	6,495	6,306	5,933

Cash dividends declared per share	$0.01	$—	$0.03	$—

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Optical Cable Corp. – Third Quarter 2011 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2011	October 31, 2010

Cash	$1,190	$2,522
Trade accounts receivable, net	10,156	10,660
Inventories	15,675	14,423
Other current assets	3,228	3,062

Total current assets	30,249	30,667
Non-current assets	14,094	14,624

Total assets	$44,343	$45,291

Current liabilities	$6,943	$7,762
Non-current liabilities	10,025	9,949

Total liabilities	16,968	17,711
Total shareholders’ equity attributable to OCC	27,807	27,857
Noncontrolling interest	(432)	(277)

Total shareholders’ equity	27,375	27,580

Total liabilities and shareholders’ equity	$44,343	$45,291

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